Exhibit 99.2

Athenex, Inc. Announces Pricing of $30 Million Public Offering of Common Stock and Warrants

BUFFALO, N.Y., August 11, 2022 (GLOBE NEWSWIRE) — Athenex, Inc. (“Athenex”) (Nasdaq: ATNX), a global biopharmaceutical company dedicated to the discovery, development, and commercialization of novel therapies for the treatment of cancer and related conditions, today announced the pricing of its underwritten public offering of 35,333,334 shares of its common stock and accompanying warrants to purchase up to 35,333,334 shares of common stock at a combined public offering price of $0.75 per share and accompanying warrant and, in lieu of common stock to certain investors, pre-funded warrants to purchase up to 4,666,666 shares of its common stock and accompanying warrants to purchase up to 4,666,666 shares of common stock at a combined public offering price of $0.749 per share and accompanying warrant . The pre-funded warrants have an exercise price of $0.001 per share, are exercisable immediately, and will expire five years following the date of issuance. The warrants have an exercise price of $1.00 per share, are exercisable immediately, and will expire five years following the date of issuance. The gross proceeds to Athenex from the offering, before underwriting discounts and commissions and offering expenses, are expected to be approximately $30 million. The offering is expected to close on August 15, 2022, subject to customary closing conditions.

Athenex intends to use the net proceeds from the proposed offering to fund ongoing clinical development for its product candidates and for working capital and other general corporate purposes.

SVB Securities is acting as sole book-running manager for the offering.

The offering is being made only by means of a previously filed effective registration statement (including a base prospectus) and a preliminary prospectus supplement. Copies of the final prospectus supplement and accompanying prospectus, when available, may also be obtained from: SVB Securities LLC, Attention: Syndicate Department, 53 State Street, 40th Floor, Boston, MA 02109, or by telephone at (800) 808-7525, ext. 6105, or by email at syndicate@svbsecurities.com.

This press release shall not constitute an offer to sell or a solicitation of an offer to buy these securities, nor shall there by any sale of these securities in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state or jurisdiction.

About Athenex, Inc.

Founded in 2003, Athenex, Inc. is a global clinical-stage biopharmaceutical company dedicated to becoming a leader in the discovery, development, and commercialization of next generation cell therapy drugs for the treatment of cancer. In pursuit of this mission, Athenex leverages years of experience in research and development, clinical trials, regulatory standards, and manufacturing. The Company’s current clinical pipeline is derived mainly from the following core technologies: (1) Cell therapy, based on NKT cells and (2) Orascovery, based on a P-glycoprotein inhibitor. Athenex’s employees worldwide are dedicated to improving the lives of cancer patients by creating more active, accessible, and tolerable treatments.

Forward Looking Statements

Except for historical information, all of the statements, expectations, and assumptions contained in this press release are forward-looking statements. These forward-looking statements are typically identified by terms such as “anticipate,” “continue,” “could,” “expect,” “intend,” “may,” “plan,” “potential,” “strategy” “will,” and similar expressions. While Athenex believes these forward-looking statements are reasonable, undue reliance should not be placed on any such forward-looking statements, which are based on information available to us on the date of this release. These forward-looking statements are based upon current estimates and assumptions and are subject to various risks and uncertainties (including, without limitation, those set forth in Athenex’s filings with the SEC), many of which are beyond Athenex’s control and subject to change. Actual results might differ materially from those explicit or implicit in the forward-looking statements. Risks and uncertainties include: changes as a result of market conditions or for other reasons; the risk that the offering will not be consummated; the exercise of the warrants to be issued in the offering; the impact of general economic, health, industrial or political conditions in the United States or internationally; and other risks and uncertainties identified in Athenex’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2022 and other subsequent disclosure documents filed with the SEC. All information provided in this release is as of the date hereof, and we assume no obligation and do not intend to update these forward-looking statements, except as required by law.

Contacts

Daniel Lang, MD

Athenex, Inc.

Email: danlang@athenex.com

Caileigh Dougherty

Athenex, Inc.

Email: cdougherty@athenex.com